EXHIBIT 99.2


N E W S  R E L E A S E



October 20, 1995



CONTACT:

Martin I. Zankel           Dean Banks
Chairman of the Board      Chief Financial Officer


FOR IMMEDIATE RELEASE:


                           LANDSING PACIFIC FUND, INC
                         ANNOUNCES AGREEMENT TO SELL ITS
                               REAL ESTATE ASSETS

SAN MATEO, CA -- Landsing Pacific Fund, Inc. (AMEX:LPF) announced today that it has signed a definitive agreement to sell all of its remaining real estate assets to Bedford Property Investors, Inc. (NYSE:BED) ("Bedford"), a real estate investment trust based in Lafayette, California.

Subject to the satisfactory completion of due diligence and certain other conditions, Bedford would acquire the Fund's fifteen properties for approximately $50,760,000. The purchase price would be paid in cash and a $900,000 non-recourse note collateralized by one of the properties. The Fund's debt of approximately $23,450,000 would be repaid from the sale proceeds.

Bedford's due diligence will be conducted to meet a requirement for closing of the transaction by December 14, 1995.

The sale is subject to adoption of a Plan of Liquidation by the Fund's stockholders at the Annual Meeting which will be held on October 23, 1995. If approval is obtained and the sale is completed, proceeds from liquidation of the Fund's assets, net of liabilities, provisions for reserves and costs of liquidation, are estimated to be between $4.75 and $5.00 per share. However, the Fund cautioned that there is no assurance that the transaction will be completed, or if completed, that the actual net proceeds will be within the estimated range. Further, there can be no assurance when the proceeds of liquidation will be distributed.

Landsing Pacific Fund, Inc. is a self-administered real estate investment trust with equity investments in industrial properties, light industrial properties and shopping centers. Its shares are traded on the American Stock Exchange under the symbol "LPF."



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